For Immediate Release

Spectrum Control Announces Retirement of

John M. Petersen from Board of Directors

Fairview, PA, July 15, 2008 --- Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of electronic control products and systems, today announced the retirement of John M. Petersen from its Board of Directors.

“John’s contributions as a Director and as Chairman of our Audit Committee are immeasurable”, said Gerald A. Ryan, Chairman of Spectrum Control’s Board of Directors. “As one of the founders of our Company over 38 years ago, John has continuously helped guide our Company with his wisdom, business expertise, and integrity. He will certainly be missed by his extended family here at Spectrum Control, and we all wish him a happy and healthy retirement.”

George J. Behringer, recently elected to the Company’s Board of Directors, will become Chairman of the Company’s Audit Committee.

About Spectrum Control

Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest individual markets are military/defense and communications equipment, with applications in secure communications, smart weapons and munitions, countermeasures for improvised explosive devices, missile defense systems, wireless base stations, broadband switching gear, and global positioning systems. For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

Corporate Headquarters 8031 Avonia Road Fairview, PA 16415 Phone: 814/474-2207 Fax: 814/474-2208	Investor Relations John P. Freeman, Senior Vice President and Chief Financial Officer Spectrum Control, Inc. Phone: 814/474-4310